Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-162298, No. 333-114816, No. 333-148156 and No. 333-175822), Form S-4 (No. 333-175823) and Forms S-8 (No. 333-137512, No. 333-141814 and No. 333-155332) of our report dated February 12, 2010 , related to the financial statements of Stanley Baker Hill, LLC as of December 31, 2009 and for the year then ended, appearing in the Annual Report on Form 10-K of Hill International, Inc. for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 12, 2010, which report expressed and unqualified opinion.

/s/    Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

March 9, 2012